2350 N. Sam Houston Parkway East Suite 125 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY COMPANY ANNOUNCES SUCCESSION PLANS

Steven L. Mueller to be Promoted to Chief Executive Officer

Houston, Texas – February 26, 2009…Southwestern Energy Company (NYSE: SWN) today announced that Harold M. Korell intends to retire as an executive of the company in the first quarter of 2010.  In connection with Mr. Korell’s retirement, the company intends to promote Steven L. Mueller to Chief Executive Officer on May 19, 2009.  With over 30 years of experience in the oil and gas industry, Mr. Mueller joined Southwestern in June 2008 as President and Chief Operating Officer.  A graduate of the Colorado School of Mines, Mr. Mueller has served in multiple operational and managerial roles at Tenneco Oil Company, Fina Oil Company, American Exploration Company, Belco Oil & Gas Company, The Houston Exploration Company and CDX Gas, LLC.

The company intends to have Mr. Korell serve as Executive Chairman of the Board of Directors until his retirement, after which he will become the non-executive Chairman of the Board.  At the 2010 Annual Meeting of Shareholders, Mr. Korell will seek re-election to the Board.  The company also announced that Mr. Korell has advised that he will be making certain sales in his stock holdings in preparation for his retirement.

Mr. Korell joined Southwestern in 1997 and has served as the Chief Executive Officer since January 1999.  Over the last 10 years, he has orchestrated the transformation of Southwestern Energy Company from a little-known utility company with E&P operations into one of the leading E&P companies in the United States today.  Under his leadership, the company’s market capitalization has grown from $187 million at year-end 1998 to over $9 billion today, resulting in Southwestern Energy being one of the best performing stocks over that time period.

“This has been a fabulous experience for me personally and for all of the employees of Southwestern Energy Company,” stated Harold M. Korell. “We have seen amazing value creation for our shareholders and I’m so proud to have been a part of the process.  It has been the full experience of the American dream, and I have been privileged to live it.  I look forward to my continued involvement with the company.  I have known Steve Mueller for many years and have had the good fortune to work with him at Tenneco, American Exploration and now here at Southwestern.  His leadership, technical abilities and focus on value creation are tremendous assets to our company.  We are extremely fortunate to have Steve and our strong management team to guide Southwestern Energy Company into the future.”

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Southwestern Energy Company is an independent energy company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:

Greg D. Kerley

Brad D. Sylvester, CFA

Executive Vice President

Vice President, Investor Relations

and Chief Financial Officer

           (281) 618-4897

(281) 618-4803

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